EXHIBIT B



                RALSTON PURINA COMPANY 1996 INCENTIVE STOCK PLAN

                         Section I. General Provisions

A.   Purpose of Plan

     The purpose of the Ralston Purina Company 1996 Incentive Stock Plan (the "Plan") is to enhance the profitability and value of the Company for the benefit of its shareholders by providing for stock options and other stock awards to attract, retain and motivate officers and other key employees who make important contributions to the success of the Company.

B.   Definitions of Terms as Used in the Plan

     1. "Affiliate" means any subsidiary, whether directly or indirectly owned, or parent of the Company, or any other entity designated by the Committee.

     2. "Award" means a Stock Option granted under Section II of the Plan or Other Stock Award granted under Section III of the Plan.

     3. "Committee" means the Human Resources Committee of the Board of Directors of the Company or any successor committee the Board of Directors may designate to administer the Plan.

     4.   "Company" means Ralston Purina Company.
     5. "Employee" means any person who is employed by the Company or an Affiliate.

     6. `Exchange Act'' means the Securities Exchange Act of 1934, as amended.

     7. "Fair Market Value" of any class or series of Stock means the fair and reasonable value thereof as determined by the Committee according to prices in trades as reported on the New York Stock Exchange--Composite Transactions. If there are no prices so reported or if, in the opinion of the Committee, such reported prices do not represent the fair and reasonable value of the Stock, then the Committee shall determine Fair Market Value by any means it deems reasonable under the circumstances.

     8.   "RPG Stock" means the Ralston-Ralston Purina Group Common Stock.

     9. "Stock" means the RPG Stock or any other authorized class or series of common stock or any such other security outstanding upon the reclassification of any of such classes or series of common stock, including, without limitation, any stock split-up, stock dividend, creation of targeted stock, or other distributions of stock in respect of stock, or any reverse stock split-up, or recapitalization of the Company or any merger or consolidation of the Company with any Affiliate.

     10. `Termination for Cause'' means Employee's termination of employment with the Company or an Affiliate because of the Employee's willful engaging in gross misconduct; provided, however, that a Termination for Cause shall not include termination attributable to (i) poor work performance, bad judgment or negligence on the part of Employee, (ii) an act or omission believed by Employee in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by Employee to be lawful, or (iii) the good faith conduct of Employee in connection with a Change of Control (including opposition to or support of such Change of Control).

     11. `Corporate Officer'' means the President, Chief Executive Officer, Corporate Vice Presidents, Secretary and Treasurer of the Company.

C.   Scope of Plan and Eligibility

     Any Employee selected by the Committee, except a member of the Committee or a director whose principal employment is not with the Company or an Affiliate, shall be eligible for any Award contemplated under the Plan.

D.   Authorization and Reservation

     There shall be established a reserve of 5,000,000 authorized shares of RPG Stock, which shall be the total number of shares of Stock that may be presently issued pursuant to Awards. The reserves may consist of authorized but unissued shares of Stock or of reacquired shares, or both. Upon the cancellation or expiration of an Award, all shares of Stock not issued thereunder shall become available for the granting of additional Awards.

E.   Grant of Awards and Administration of the Plan

     1. The Committee shall determine those eligible to receive Awards and the amount, type and terms of each Award, subject to the provisions of the Plan. Each member of the Committee shall be (i) an `outside director''within the meaning of Section 162(m) of the Code, subject to any transitional rules applicable to the definition of outside director, and (ii) a `disinterested person'' within the meaning of Rule 16b-3 under the Exchange Act, or otherwise qualified to administer this Plan as contemplated by that Rule or any successor Rule under the Exchange Act. In making any determinations under the Plan, the Committee shall be entitled to rely on reports, opinions or statements of officers or employees of the Company, as well as those of counsel, public accountants and other professional or expert persons. All determinations, interpretations and other decisions under or with respect to the Plan or any Award by the Committee shall be final, conclusive and binding upon all parties, including without limitation, the Company, any Employee, and any other person with rights to any Award under the Plan, and no member of the Committee shall be subject to individual liability with respect to the Plan.

     2. The Committee shall administer the Plan and, in connection therewith, it shall have full power to construe and interpret the Plan, establish rules and regulations and perform all other acts it believes reasonable and proper, including the power to delegate responsibility to others to assist it in administering the Plan.

                           Section II. Stock Options

A.   Description

     The Committee may grant options with respect to any class or series of Stock ("Stock Options") that qualify as "Incentive Stock Options" under Section 422 of the Internal Revenue Code of 1986, as amended, and it may grant Stock Options that do not so qualify.

B.   Terms and Conditions

     1. Each Stock Option shall be set forth in a written agreement containing such terms and conditions as the Committee may determine, subject to the provisions of the Plan.

     2. The purchase price of any shares exercised under any Stock Option must be paid in full upon such exercise. The payment shall be made in such form, which may be cash or Stock, as the Committee may determine.

     3.   No Incentive Stock Option may be exercised after the expiration of ten
          (10) years from the date such option is granted.

     4. The option price of shares subject to any Stock Option shall not be less than the Fair Market Value of the appropriate class or series of Stock at the time the option is granted.

     5. In the case of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the option is granted) of the appropriate class or series of Stock with respect to which options are exercisable for the first time by any Employee during any calendar year (under all such plans of his employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

C.   Period of Exercise

     Unless the Committee shall have determined otherwise, upon the occurrence of an event described in this Section II. C., any options that are otherwise exercisable on the date of such event shall remain exercisable during the period set forth herein:

     1. Upon termination of the Award recipient's employment at or after attainment of age 62, or due to death or declaration by the Committee of the recipient's total and permanent disability, options that are exercisable upon such termination shall remain exercisable for three years after such termination;

     2. Upon involuntary termination of the Award recipient's employment for reasons other than Termination for Cause, or upon voluntary termination of employment on or after age 55 but before age 62, options that are exercisable shall remain exercisable for six months after such termination;

     3. Upon a declaration of forfeiture pursuant to Section IV of the Plan due to (i) Termination for Cause of the Award recipient's employment,
          (ii) the Award recipient's voluntary termination of employment before age 55, (iii) the Award recipient's engaging in competition with the Company or an Affiliate, or (iv) the Award recipient's engaging in any activity or conduct contrary to the best interests of the Company or any Affiliate, options that are exercisable shall remain exercisable for seven days thereafter.


                        Section III. Other Stock Awards

     In addition to Stock Options, the Committee may grant Other Stock Awards payable in any class or series of Stock upon such terms and conditions as the Committee may determine, subject to the provisions of the Plan. Other Stock Awards may include, but are not limited to, the following types of Awards:

     1. Restricted Stock Awards. The Committee may grant Restricted Stock Awards, each of which consists of a grant of shares of any class or series of Stock subject to terms and conditions determined by the Committee in its discretion, subject to the provisions of the Plan. Such terms and conditions shall be set forth in written agreements. The shares of Stock granted will be restricted and may not be sold, pledged, transferred or otherwise disposed of until the lapse or release of restrictions in accordance with the terms of the agreement and the Plan. Prior to the lapse or release of restrictions, all shares of Stock are subject to forfeiture in accordance with Section IV of the Plan. Shares of Stock issued pursuant to a Restricted Stock Award will be issued for no monetary consideration.

     2. Stock Related Deferred Compensation. The Committee may, in its discretion, permit the deferral of payment of an Employee's cash bonus or other cash compensation in the form of either cash or any class or series of Stock (or Stock equivalents, each corresponding to a share of such Stock) under such terms and conditions as the Committee may prescribe. Payment of such compensation may be deferred for such period or until the occurrence of such event as the Committee may determine. The Committee may, in its discretion, determine whether any deferral, whether made in cash or such class or series of Stock (or Stock equivalents) shall be paid on distribution in cash or in Stock; distributions to Corporate Officers shall be paid only in cash. If a deferral is permitted in the form of Stock or Stock equivalents, the number of shares of Stock or number of Stock equivalents deferred will be determined by dividing the amount of the Employee's bonus or other cash compensation being deferred by the average of the closing prices of the appropriate class or series of Stock, as reported by the New York Stock Exchange-Composite Transactions, during the ten trading days preceding the effective date of the Committee's decision to defer. In addition, the Committee may, in any fiscal year, provide for an additional matching deferral to be credited to an Employee's account. If the Committee directs the payments in any class or series of Stock of any portion of amounts deferred in cash, the number of shares of such Stock paid will be determined based on the average of the closing prices of such Stock, as reported by the New York Stock Exchange-Composite Transactions, during the ten trading days before the payment is due. The Committee, in its discretion, may permit the conversion of deferrals in any class or series of Stock or Stock equivalents into deferrals in cash, or the conversion of deferrals in cash into deferrals in any class or series of Stock or Stock equivalents. In the event such conversion is permitted, the conversion price of the appropriate class or series of Stock shall be based on the Fair Market Value of such Stock. Additional rights or restrictions may apply in the event of a change in control of the Company.
                        Section IV. Forfeiture of Awards

   A. Unless the Committee shall have determined otherwise, the recipient of an Award shall forfeit all amounts not payable or rights not exercisable upon the occurrence of any of the following events:

     1.   The recipient is Terminated for Cause.

     2. The recipient voluntarily terminates his or her employment other than by retirement after attainment of age 62, or such other age as may be provided for in the Award.

     3. The recipient engages in competition with the Company or any Affiliate.

     4. The recipient engages in any activity or conduct contrary to the best interests of the Company or any Affiliate.

   B. The Committee may include in any Award any additional or different conditions of forfeiture it may deem appropriate. The Committee also, after taking into account the relevant circumstances, may waive any condition of forfeiture stated above or in the Award contract.

   C. In the event of forfeiture, the recipient shall lose all rights in and to the Award. Except in the case of Restricted Stock Awards as to which the restrictions have not lapsed, this provision, however, shall not be invoked to force any recipient to return any Stock already received under an Award.

   D. Such determinations as may be necessary for application of this Section, including any grant of authority to others to make determinations under this Section, shall be at the sole discretion of the Committee, and its determinations shall be conclusive.


                          Section V. Death of Awardee

     Upon the death of an Award recipient, the following rules apply:

     1. A Stock Option, to the extent exercisable on the date of a recipient's death, may be exercised at any time within three (3) years after the recipient's death, but not after the expiration of the term of the Option. The Stock Option may be exercised by the recipient's designated beneficiary or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution.

     2. In the case of any other Award, the Stock due shall be determined as of the date of the recipient's death, in accordance with the terms of the Award, and the Company shall issue the appropriate number of shares of the appropriate class or series of Stock or pay cash equal to the Fair Market Value thereof or such other value as the Committee may in its sole discretion determine. Such issuance of shares of such Stock or payment of cash shall be made to recipient's designated beneficiary or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution.

     An Award recipient may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of the death of the recipient, a Stock Option, or to receive, in such event, any Other Stock Awards. The Committee reserves the right to review and approve beneficiary designations. A recipient may from time to time revoke or change any such designation or beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to exercise any Stock Option or to receive any Other Stock Award, the Committee may determine to recognize only an exercise by the legal representative of the recipient, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.


                     Section VI. Other Governing Provisions

A.   Transferability

     Except as otherwise noted herein, no award shall be transferable other than by beneficiary designation, will or the laws of descent and distribution, and any right granted under an Award may be exercised during the lifetime of the holder thereof only by him or by his guardian or legal representative.

B.   Rights as a Shareholder

     A recipient of an Award shall, unless the terms of the Award provide otherwise, have no rights as a shareholder, with respect to any options or shares which may be issued in connection with the Award until the issuance of a Stock certificate for such shares, and no adjustment other than as stated herein shall be made for dividends or other rights for which the record date is prior to the issuance of such Stock certificate. In addition, with respect to Restricted Stock Awards, recipients shall have only such rights as a shareholder as may be set forth on the certificate or in the terms of the Award.

C.   General Conditions of Awards

     No Employee or other person shall have any right with respect to this Plan, the shares reserved or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the recipient and all the terms, conditions and provisions of the Plan applicable to such recipient have been met.

D.   Reservation of Rights of Company

     The selection of an Employee for any Award shall not give such person any right to continue as an Employee and the right to discharge any Employee is specifically reserved.

E.   Acceleration

     The Committee may, in its sole discretion, accelerate the date of exercise or other receipt of any Award.

F.   Effect of Certain Changes

     In the event of any extraordinary dividend, stock split-up, stock dividend, issuance of any targeted stock, recapitalization, warrant or rights issuance or combination, exchange or reclassification with respect to any outstanding class or series of Stock, or consolidation, merger or sale of all or substantially all of the assets of the Company, the Committee or its delegee shall cause such equitable adjustments as it deems appropriate to be made to the shares reserved under Section I.D. of the Plan and the terms of outstanding Awards to reflect such event and preserve the value of such Awards. In the event the Committee determines that any such event has a minimal effect on the value of Awards, it may elect not to cause any such adjustments to be made. In all events, the determination of the Committee or its delegee shall be conclusive. If any such adjustment would result in a fractional security being issuable or awarded under this Plan, such fractional security shall be disregarded.

G.   Withholding of Taxes
     The Company shall deduct from any payment, or otherwise collect from the recipient, any taxes required to be withheld by federal, state or local governments in connection with any Award. The recipient may elect, subject to approval by the Committee, to have shares withheld by the Company in satisfaction of such taxes, or to deliver other shares of Stock owned by the recipient in satisfaction of such taxes. With respect to Corporate Officers or other recipients subject to Section 16(b) of the Exchange Act, the Committee may impose such other conditions on the recipient's election as it deems necessary or appropriate in order to exempt such withholding from the penalties set forth in said Section. The number of shares to be withheld or delivered shall be calculated by reference to the Fair Market Value of the appropriate class or series of Stock on the date that such taxes are determined.

H.   No Warranty of Tax Effect

     Except as may be contained in the terms of any Award, no opinion is expressed nor warranties made as to the effect for federal, state, or local tax purposes of any Award.

I.   Amendment of Plan

     The Board of Directors of the Company may, from time to time, amend, suspend or terminate the Plan in whole or in part, and if terminated may reinstate any or all of the provisions of the Plan, except that (1) no amendment, suspension or termination may apply to the terms of any Award (contingent or otherwise) granted prior to the effective date of such amendment, suspension or termination without the recipient's consent; (2) no amendment may be made to increase the number of shares of Stock reserved under Section I.D. of the Plan; (3) no amendment may withdraw the authority from the Committee to administer the Plan; and (4) no amendment may change the class of Employees who may be eligible or make members of the Committee eligible to receive Awards.

J.   Construction of Plan

     The place of administration of the Plan shall be in the State of Missouri, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws, but not the laws pertaining to choice of laws, of the State of Missouri.


                      Section VII. Effective Date and Term

     This Plan shall be effective upon adoption by the shareholders of the Company. The Plan shall continue in effect until December 31, 2005, when it shall terminate. Upon termination, any balances in the Share Reserve shall be canceled, and no Awards shall be granted under the Plan thereafter. The Plan shall continue in effect, however, insofar as is necessary to complete all of the Company's obligations under outstanding Awards to conclude the